Exhibit 21

                              LIST OF SUBSIDIARIES


                  MEDTOX Laboratories, Inc.                      Delaware

                  MEDTOX Diagnostics, Inc.                       Delaware

                  New Brighton Business Center, LLC              Delaware

                  Leadtech Corporation                         New Jersey